UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2005

The Warnaco Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-10857	95-4032739

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Avenue, New York, New York	10018

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 287-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2005, the Compensation Committee of the Board of Directors of the Company adopted a Deferred Compensation Plan (the “Plan”) for the Company’s highly compensated employees (as set forth in the Plan) based in the United States. Under the Plan, which shall be effective as of May 1, 2005, participants may defer up to 50% of their salary and 100% of their bonus. Participants will be entitled to allocate their deferred compensation account balances among hypothetical investment options for the purpose of determining the value of their accounts, and may change this allocation on a daily basis. Deferred amounts will be credited with imputed investment return calculated according to the investment return on the actual investments underlying the options chosen by the participants. The Plan provides for payment in cash in a lump sum or in annual installments, as elected by the participant. Subject to applicable law, participants may elect when to receive distributions of deferred amounts as more specifically described in the Plan. Deferral periods under the Plan will be no less than five years, provided that distributions may occur at the time of any termination of employment.

A copy of the Plan is attached to this report as Exhibit 10.1 and is incorporated herein by reference. The description of the Plan is qualified in its entirety by reference to the Plan.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 10.1	Deferred Compensation Plan dated as of April 25, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WARNACO GROUP, INC.

Date:	April 27, 2005	By:	/s/ Lawrence R. Rutkowski

Name:	Lawrence R. Rutkowski
Title:	Executive Vice President and Chief Financial Officer